EXHIBIT 99.1

News Release

Pioneer Southwest Energy Partners L.P. Reports
First Quarter 2012 Financial and Operating Results

Dallas, Texas, May 2, 2012 -- Pioneer Southwest Energy Partners L.P.  (“Pioneer Southwest” or “the Partnership”) (NYSE:PSE) today announced financial and operating results for the quarter ended March 31, 2012.

Pioneer Southwest reported first quarter net income of $14 million, or $0.38 per common unit.  Net income for the first quarter included unrealized mark-to-market derivative losses of $8 million, or $0.24 per common unit.  Without the effect of this item, adjusted income for the first quarter was $22 million, or $0.62 per common unit.  Cash flow from operations for the first quarter was $29 million.

Oil and gas sales for the first quarter averaged 7,609 barrels oil equivalent per day (BOEPD), an increase of 9% compared to the fourth quarter of 2011.  First quarter production benefited from 14 new wells being placed on production during the quarter.  At the end of the quarter, the Partnership had five wells waiting on completion and three wells being drilled.

The Partnership increased its drilling program from two rigs to three rigs during the first quarter.  The Partnership has a large inventory of remaining oil drilling locations in the Spraberry field, with approximately 90 40-acre locations and 1,200 20-acre locations.  The 2012 drilling program is expected to result in 55 wells to 60 wells being drilled during the year.  Essentially all of these wells will be deepened to the Strawn formation, and 35% of the planned wells will be deepened to the Atoka formation as well.  Production data from current Strawn completions supports the addition of an incremental 30 thousand barrels oil equivalent (MBOE) of estimated ultimate recovery (EUR) for wells completed in this interval.  Completions in the Atoka interval are estimated to add an incremental 50 MBOE to 70 MBOE of EUR.  Approximately 60% and 40% of the Partnership’s acreage position has Strawn and Atoka potential, respectively.

The Partnership currently has four downspaced 20-acre wells on production.  Results to date indicate that production from these wells is performing near the type curve for a 40-acre Lower Wolfcamp well (EUR of 140 MBOE).

Capital spending for the 2012 drilling program is forecasted to range from $110 million to $120 million.  The current average well cost is $1.8 million, which is expected to generate an average before-tax return of 45% to 50%, assuming flat commodity prices of $100 per barrel for oil and $4 per thousand cubic feet (MCF) for gas.  The 2012 drilling program is expected to generate full-year production growth of 10% compared to 2011.

First quarter oil sales averaged 4,890 barrels per day (BPD), natural gas liquids (NGL) sales averaged 1,515 BPD and gas sales averaged 7 million cubic feet per day.  The first quarter average reported price for oil was $99.07 per barrel.  The average reported price for NGLs was $37.48 per barrel, and the average reported price for gas was $2.21 per MCF.

Production costs (including production and ad valorem taxes) for the first quarter averaged $21.32 per barrel oil equivalent (BOE), and depreciation, depletion and amortization expense averaged $6.98 per BOE.

The Partnership has additional borrowing capacity under its credit facility of $250 million as of March 31, 2012, which is expected to be adequate to fund future growth from the three-rig drilling program and acquisitions.

Pioneer Southwest previously announced a cash distribution of $0.52 per outstanding common unit for the quarter ended March 31, 2012, an increase of $0.01 per unit in the quarterly distribution.  The distribution is payable May 11, 2012 to unitholders of record at the close of business on May 4, 2012.  On an annual basis, the cash distribution equates to $2.08 per outstanding common unit.

Distribution sustainability is supported by the Partnership’s low-decline rate Spraberry properties, its large drilling inventory of 40-acre and 20-acre locations and its strong derivative position through 2014.  Of the Partnership’s forecasted production, derivative contracts cover approximately 75% in 2012, 65% in 2013 and 55% in 2014.

Second Quarter 2012 Financial Outlook

The following paragraphs provide the Partnership’s second quarter of 2012 outlook for certain operating and financial items.

Production is forecasted to average 7,400 BOEPD to 7,900 BOEPD.  Production costs (including production and ad valorem taxes) are expected to average $20.00 to $23.00 per BOE based on current NYMEX strip prices for oil, NGLs and gas.  Depreciation, depletion and amortization expense is expected to average $6.75 to $7.75 per BOE.

General and administrative expense is expected to be $1.5 million to $2.5 million.  Interest expense is expected to be $300 thousand to $600 thousand.  Accretion of discount on asset retirement obligations is forecasted to be nominal.

Pioneer Southwest’s cash taxes and effective income tax rate are expected to be approximately 1% of earnings before income taxes as a result of Pioneer Southwest being subject to the Texas Margin tax.

Earnings Conference Call

On Thursday, May 3, 2012, at 11:00 a.m. Central Time, Pioneer Southwest will discuss its financial and operating results with an accompanying presentation.  Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet:  www.pioneersouthwest.com
Select “Investors,” then “Earnings Calls & Webcasts” to listen to the discussion and view the presentation.

Telephone: Dial (888) 857-6932 confirmation code: 8065214 five minutes before the call to listen to the discussion.  View the presentation via Pioneer Southwest’s internet address above.

A replay of the webcast will be archived on Pioneer Southwest’s website.  A telephone replay will be available through May 25, 2012 by dialing (888) 203-1112 confirmation code: 8065214.

Pioneer Southwest is a Delaware limited partnership, headquartered in Dallas, Texas, with current production and drilling operations in the Spraberry field in West Texas.   For more information, visit www.pioneersouthwest.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Southwest are subject to a number of risks and uncertainties that may cause Pioneer Southwest’s actual results in future periods to differ materially from the forward-looking statements.  These risks and uncertainties include, among other things, volatility of commodity prices, the effectiveness of Pioneer Southwest’s commodity price derivative strategy, reliance on Pioneer Natural Resources Company and its subsidiaries to manage Pioneer Southwest’s business and identify and evaluate drilling opportunities and acquisitions, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services and personnel required to complete Pioneer Southwest’s operating activities, access to and availability of transportation, processing and refining facilities, Pioneer Southwest’s ability to replace reserves, including through acquisitions, and implement its business plans or complete its development activities as scheduled, uncertainties associated with acquisitions, access to and cost of capital, the financial strength of counterparties to Pioneer Southwest’s credit facility and derivative contracts and the purchasers of Pioneer Southwest’s oil, NGL and gas production, uncertainties about estimates of reserves and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data and environmental and weather risks, including the possible impacts of climate change. These and other risks are described in Pioneer Southwest’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer Southwest may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer Southwest undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors --The U.S. Securities and Exchange Commission (the “SEC”) prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC.  In this news release, Pioneer Southwest includes estimates of quantities of oil and gas using certain terms, such as “estimated ultimate recovery,” “EUR” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer Southwest from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer Southwest.  U.S. investors are urged to consider closely the disclosures in the Partnership’s periodic filings with the SEC.  Such filings are available from the Partnership at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Partnership’s website at www.pioneersouthwest.com.  These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Southwest Energy Partners L.P. Contacts:

Investors
Frank Hopkins – 972-969-4065
Eric Pregler – 972-969-5756
Casey Edwards – 972-969-5759

Media and Public Affairs
Susan Spratlen – 972-969-4018
Suzanne Hicks – 972-969-4020

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2012	2011

	ASSETS
Current assets:
Cash	$4,975	$1,176
Accounts receivable:
Trade	18,415	18,063
Due from affiliates“	632	-
Inventories	955	920
Prepaid expenses	215	240
Deferred income taxes	296	207
Derivatives	6,010	5,619
Total current assets	31,498	26,225

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting:
Proved properties	464,833	437,085
Accumulated depletion, depreciation and amortization	(146,330)	(141,498)
Total property, plant and equipment	318,503	295,587

Deferred income taxes	876	1,008
Derivatives	2,767	3,665
Other, net	1,261	242
	$354,905	$326,727

	LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable:
Trade	$18,018	$10,756
Due to affiliates	-	830
Interest payable	133	16
Income taxes payable to affiliate	686	550
Derivatives	32,554	28,101
Asset retirement obligations	600	500
Other current liabilities	150	-
Total current liabilities	52,141	40,753

Long-term debt	50,000	32,000
Derivatives	20,460	16,953
Asset retirement obligations	9,504	9,815
Other noncurrent liabilities	86	-
Partners' equity	222,714	227,206
Commitments and contingencies
	$354,905	$326,727

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per unit data)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
Oil and gas	$50,705	$49,782
Other income	-	2
	50,705	49,784

Costs and expenses:
Oil and gas production	10,974	9,249
Production and ad valorem taxes	3,794	3,323
Depletion, depreciation and amortization	4,832	3,328
General and administrative	1,887	1,580
Accretion of discount on asset retirement obligations	188	227
Interest	309	395
Derivative losses, net	14,539	44,609
Other	433	-
	36,956	62,711

Income (loss) before taxes	13,749	(12,927)
Income tax benefit (provision)	(179)	200
Net income (loss)	$13,570	$(12,727)

Allocation of net income (loss):
General partner's interest	$14	$(13)
Limited partners' interest	13,523	(12,739)
Unvested participating securities' interest	33	25
Net income (loss)	$13,570	$(12,727)

Net income (loss) per common unit - basic and diluted	$0.38	$(0.38)

Weighted average common units outstanding - basic and diluted	35,714	33,114

Distributions declared per common unit	$0.51	$0.50

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	March 31,
	2012	2011

Cash flows from operating activities:
Net income (loss)	$13,570	$(12,727)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	4,832	3,328
Deferred income taxes	43	(344)
Accretion of discount on asset retirement obligations	188	227
Amortization of debt issuance costs	45	45
Loss on extinguishment of debt	197	-
Amortization of unit-based compensation	170	90
Commodity derivative related activity	8,465	37,383
Other noncash expense	236	-
Change in operating assets and liabilities:
Accounts receivable	(984)	(1,637)
Inventories	(35)	(150)
Prepaid expenses	25	85
Accounts payable	2,042	1,025
Interest payable	117	103
Income taxes payable to affiliate	136	145
Asset retirement obligations	(447)	(183)
Net cash provided by operating activities	28,600	27,390
Cash flows from investing activities:
Additions to oil and gas properties	(23,308)	(14,441)
Net cash used in investing activities	(23,308)	(14,441)
Cash flows from financing activities:
Borrowings under credit facilities	67,000	16,000
Principal payments on credit facilities	(49,000)	(12,200)
Payment of financing fees	(1,261)	-
Distributions to unitholders	(18,232)	(16,574)
Net cash used in financing activities	(1,493)	(12,774)
Net increase in cash	3,799	175
Cash, beginning of period	1,176	107
Cash, end of period	$4,975	$282

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

	Three Months Ended
	March 31,
	2012	2011

Average Daily Sales Volumes:
Oil (Bbls) -	4,890	4,135

Natural gas liquids (Bbls) -	1,515	1,447

Gas (Mcf) -	7,222	6,396

Total (BOE) -	7,609	6,648

Average Reported Prices:
Oil (per Bbl) -	$99.07	$115.48

Natural gas liquids (per Bbl) -	$37.48	$37.94

Gas (per Mcf) -	$2.21	$3.25

Total (per BOE) -	$73.23	$83.21

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL EARNINGS PER UNIT INFORMATION
(in thousands, except for per unit amounts)

The Partnership follows the two-class method of calculating basic and diluted net income (loss) per unit.  Under the two-class method, generally accepted accounting principles ("GAAP") provide that the net income (loss) applicable to the Partnership be allocated to all securities that participate in the Partnership's earnings.  Accordingly, net income applicable to the Partnership is allocated to the General Partner, unvested participating securities and common unitholders.  Net losses applicable to the Partnership are allocated to the General Partner and common unitholders but only to unvested participating securities to the extent that they receive distributions during loss periods because unvested participating securities are not contractually obligated to share in the Partnership's net losses.  Unit- and unit-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods.  The Partnership's basic and diluted net income (loss) per unit attributable to common unitholders is computed as (i) net income (loss) applicable to the Partnership, (ii) less General Partner net income (loss), (iii) less unvested participating securities' basic and diluted net income (iv) divided by weighted average basic and diluted units outstanding.

The following table provides a reconciliation of the Partnership's net income (loss) applicable to the Partnership to basic and diluted net income (loss) attributable to common unitholders, and the calculation of net income (loss) per common unit - basic and diluted, for the three months ended March 31, 2012 and 2011:

	Three Months Ended
	March 31,
	2012	2011

Net income (loss) applicable to the Partnership	$13,570	$(12,727)
Less:
General partner's interest	(14)	13
Unvested participating securities' interest	(33)	(25)
Basic and diluted net income (loss) applicable to common unitholders	$13,523	$(12,739)

Weighted average basic and diluted units outstanding	35,714	33,114

Net income (loss) per common unit - basic and diluted	$0.38	$(0.38)

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in thousands)

EBITDAX and distributable cash flow (as defined below) are presented herein and reconciled to the GAAP measures of net cash provided by operating activities and net income (loss).  Management of Pioneer Southwest Energy Partners L.P. believes these financial measures provide additional information to the investment community about the Partnership's ability to generate sufficient cash flow to sustain or increase distributions to its unitholders, among other items.  In particular, EBITDAX is used in the Partnership's credit facility to determine the interest rate that the Partnership will pay on outstanding borrowings and to determine compliance with the leverage test. EBITDAX and distributable cash flow should not be considered as alternatives to net cash provided by operating activities or net income (loss), as defined by GAAP.

Three Months Ended
March 31, 2012

Net cash provided by operating activities	$28,600
Add/(Deduct):
Depletion, depreciation and amortization	(4,832)
Deferred income taxes	(43)
Accretion of discount on asset retirement
obligations	(188)
Amortization of debt issuance costs	(45)
Loss on extinguishment of debt	(197)
Amortization of unit-based compensation	(170)
Commodity derivative related activity	(8,465)
Other noncash expense	(236)
Changes in operating assets and liabilities	(854)

Net income	13,570
Add/(Deduct):
Depletion, depreciation and amortization	4,832
Accretion of discount on asset retirement obligations	188
Interest expense	309
Loss on extinguishment of debt	197
Income tax provision	179
Amortization of unit-based compensation	170
Commodity derivative related activity	8,465
Other noncash expense	236

EBITDAX (a)	28,146
Deduct:
Cash reserves to maintain production and cash flow	(7,150)
Cash interest expense	(264)
Cash income taxes	(136)

Distributable cash flow (b)	$20,596

__________
(a)
"EBITDAX" represents earnings before depletion, depreciation and amortization expense; accretion of discount on asset retirement obligations; interest expense; loss on extinguishment of debt; income taxes; amortization of unit-based compensation; noncash commodity derivative related activity and other noncash expense.

(b)	Distributable cash flow equals EBITDAX less the Partnership's estimated cash reserves to maintain production and cash flow, cash interest expense and cash income taxes.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of April 20, 2012

	2012			Twelve Months Ending December 31,
	Second	Third	Fourth
	Quarter	Quarter	Quarter	2013	2014

Oil Derivatives:
Collar contracts with short puts:
Volume (Bbls per day)	1,000	1,500	1,500	1,750	5,000
Price per Bbl:
Ceiling	$103.50	$109.00	$109.00	$116.00	$124.00
Floor	$80.00	$85.00	$85.00	$88.14	$90.00
Short put	$65.00	$70.00	$70.00	$73.14	$72.00
Swap contracts:
Volume (Bbls per day)	3,000	3,000	3,000	3,000	-
Price per Bbl	$79.32	$79.32	$79.32	$81.02	$-
Percent of total oil production (a)	~80%	~85%	~85%	~85%	~85%
NGL Derivatives:
Swap contracts:
Volume (Bbls per day)	750	750	750	-	-
Price per Bbl (b)	$35.03	$35.03	$35.03	$-	$-
Percent of total NGL production (a)	~45%	~45%	~45%	N/A	N/A
Gas Derivatives:
Swap contracts:
Volume (MMBtus per day)	5,000	5,000	5,000	2,500	-
Price per MMBtu (c)	$6.43	$6.43	$6.43	$6.89	$-
Percent of total gas production (a)	~75%	~75%	~75%	~35%	N/A
Basis swap contracts:
Permian Basin index swaps (MMBtus per day) (d)	2,500	2,500	2,500	2,500	-
Price differential ($/MMBtu)	$(0.30)	$(0.30)	$(0.30)	$(0.31)	$-

__________
(a)	Represents an estimated percentage of forecasted production, which may differ from the percentage of actual production.
(b)	Represents blended Mont Belvieu index prices per Bbl.
(c)	Represents the NYMEX Henry Hub index price on the derivative trade date.
(d)	Represents swaps that fix the basis differentials between the index price at which the Partnership sells its gas and NYMEX Henry Hub index price used in gas swap contracts.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL INFORMATION

Derivative Losses, Net
(in thousands)

Three Months Ended
March 31, 2012

Noncash changes in fair value:
Oil derivative losses	$10,377
NGL derivative gains	(1,801)
Gas derivative gains	(111)
Total noncash derivative losses, net	8,465

Cash settled changes in fair value:
Oil derivative losses	6,534
NGL derivative losses	1,166
Gas derivative gains	(1,626)
Total cash derivative losses, net	6,074
Total derivative losses, net	$14,539

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions, except per unit data)

Adjusted income excluding unrealized mark-to-market derivative losses, as presented in this press release, is presented and reconciled to the Partnership’s net income determined in accordance with GAAP because the Partnership believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Partnership’s business that, when viewed together with its financial results computed in accordance with GAAP, provides a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that this non-GAAP measure may enhance investors’ ability to assess the Partnership’s historical and future financial performance. This non-GAAP financial measure is not intended to be a substitute for the comparable GAAP measure and should be read only in conjunction with the Partnership’s consolidated financial statements prepared in accordance with GAAP.  Unrealized mark-to-market derivative gains and losses are of a type that will recur in future periods; however, the amount can vary significantly from period to period. The table below reconciles the Partnership’s net income for the three months ended March 31, 2012, as determined in accordance with GAAP, to adjusted income excluding unrealized mark-to-market derivative losses for that quarter.

	After-tax	Per Common
	Amounts	Unit

Net income	$14	$0.38

Unrealized mark-to-market derivative losses	8	0.24

Adjusted income excluding unrealized mark-to-market derivative losses	$22	$0.62